EXHIBIT 99.1

CONFORMED COPY

FIRSTBANK CORPORATION
401(K) PLAN AND TRUST AGREEMENT

(January 1, 2006 Restatement)

Includes:

January 1, 2006 Restatement, effective 1/1/2006, signed 1/16/2007
First Amendment, effective  1/1/08, signed 12/14/07
Second Amendment, effective various, signed 12/14/07
Third Amendment, effective various, signed 03/15/10
Fourth Amendment, effective 1/1/2009 and 1/1/2010, signed 9/27/2010

Prepared By:

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP
Bridgewater Place
333 Bridge Street, N.W.
Grand Rapids, Michigan 49504
(616) 336-6000

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ARTICLE VII -- TOP-HEAVY PROVISIONS	31
7.1 Definition of Top-Heavy Plan	31
7.2 Minimum Benefit	33

ARTICLE VIII -- TRUST	33

ARTICLE IX -- ADMINISTRATION	34
9.1 Allocation of Responsibilities	34
9.2 Indemnification	34
9.3 Records and Reports	34
9.4 Appointment of Committee	34
9.5 Rules and Decisions	34
9.6 Committee Procedures	35
9.7 Authorization of Benefit Payments	35
9.8 Facility of Payment	35

ARTICLE X -- CLAIMS PROCEDURE	35
10.1 Application and Forms for Benefits	35
10.2 Claims Procedure for Benefits not Involving Disability Determinations	35
10.3 Claims Procedure for Disability Benefit Determinations	37
10.4 Legal Actions	38

ARTICLE XI -- PARTICIPANT INVESTMENT OPTIONS	38
11.1 Investment Direction by Participants	38
11.2 Manner of Electing	38
11.3 Investment of Stock of Firstbank Corporation	38
11.4 Separate Accountings	39

ARTICLE XII -- POWERS AND DUTIES OF TRUSTEE	39
12.1 General Powers	39
12.2 Investments	40
12.3 Specific Powers	40
12.4 Payment of Taxes	42
12.5 Litigation	42
12.6 Instructions by the Company	42
12.7 Accounts and Records	42
12.8 Relationship with Investment Manager	43
12.9 Investments in Employer Real Estate and Securities	44

ARTICLE XIII -- COMPENSATION AND REMOVAL OF TRUSTEE	44
13.1 Compensation	44
13.2 Removal	44

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ARTICLE XIV -- TERMINATION AND AMENDMENT	44
14.1 Amendments	45
14.2 Termination	45
14.3 Merger or Consolidation of Plan with Another Qualified Plan	45
14.4 Exclusive Benefit	46

ARTICLE XV -- NONALIENATION OF BENEFITS AND DOMESTIC RELATIONS ORDERS	46
15.1 Nonalienation of Benefits	46
15.2 Procedure for Domestic Relations Orders	46
15.3 Costs of Processing Domestic Relations Orders	47

ARTICLE XVI -- MISCELLANEOUS	47
16.1 Status of Participants	47
16.2 No Interest in Company Affairs	47
16.3 Litigation	47
16.4 Governing Law	48
16.5 Severability of Provisions	48
16.6 Plan Qualification	48

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FIRSTBANK CORPORATION 401(K) PLAN AND TRUST AGREEMENT

(January 1, 2006 Restatement)

This Plan and Trust Agreement (the “Plan”) is made by and between Firstbank Corporation, a Michigan corporation and its subsidiary companies (all of whom will be referred to collectively as the “Company”), and Greenleaf Trust (the “Trustee”).

ARTICLE I
PURPOSE

The Company has maintained this Plan since 1988.  The Plan began as an employee stock ownership plan and then became a combination of an employee stock ownership plan and profit sharing plan with cash or deferred options pursuant to Code Section 401(k).

The employee stock ownership portion of the Plan was terminated on December 31, 2002.   Participants became vested 100% in their ESOP accounts and were given the option of withdrawing their ESOP accounts from the Plan or rolling them over into the remainder of the Plan which continued as a profit sharing - 401(k) plan.

The plan documents for the Plan have been amended from time-to-time and are being amended and restated in this document which will be effective as of January 1, 2006.  The Plan has been entitled the Firstbank Corporation Amended and Restated 401(k) and Employee Stock Ownership Plan, and the Firstbank Corporation Amended and Restated 401(k) Plan.  The Plan will now be entitled the Firstbank Corporation 401(k) Plan.

The provisions of this amended and restated Plan are designed to satisfy the requirements of the Internal Revenue Code of 1986 for a qualified retirement plan.  The provisions of this amended and restated Plan will apply only to persons who are employed by the Company or have an account balance under the Plan on or after January 1, 2006.  The rights and benefits, if any, of any other former employees will be determined by the provisions of the plan as in effect on the date their employment terminated.

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1           Definitions.  The following words and phrases, when used in this document, will have the following meanings:

(a)  Authorized leave of absence:  Any absence authorized by the Company under its standard personnel policies from which the employee returns to active employment with the Company within the period authorized for the leave.  An absence due to service in the armed forces of the United States will be considered an authorized leave of absence provided that the employee qualifies for reemployment rights under federal law (38 USC Sections 2021, 2024, and on and after December 12, 1994, 38 USC 4301 et seq., or other statute of similar import) and returns to employment with the Company within the period provided by law.  If employees fail to return to active employment from any approved leave of absence within the time authorized for the leave, they will not be credited with any service for the period of the leave.

(b)           Beneficiary:  A person or persons, natural or otherwise, designated in accordance with the Plan to receive any death benefit payable under this Plan.

(c)           Break in service:  A participant incurs a break in service whenever the participant’s employment with the Company terminates and the participant is credited with less than 501 hours of service in the plan year of termination or in any subsequent plan year.  In determining breaks in service, the following will apply:

(1)           Participants who are absent from work by reason of pregnancy, childbirth, placement of a child in connection with an adoption, or child care immediately following birth or adoption will be credited with eight (8) hours of service for each day of the absence, but not more than 501 hours for any such absence.  The hours credited under this provision will be applied to the year in which the absence commences if and to the extent necessary to prevent a break in service in that year, and then to the succeeding year; and

(2)           Participants who take unpaid leaves of absence that meet the requirements of the federal law known as the Family and Medical Leave Act will be credited with their regularly scheduled hours of service for each day of the leave.

(d)           Catch-up contributions:  The additional contributions allowed by Code Section 414(v) on behalf of a participant who will have attained age 50 by the end of the plan year in which the contribution is made.  Catch up contributions will be made pursuant to a retirement savings agreement between the Company and the participant.

(e)           Code:  The Internal Revenue Code of 1986, as amended.

(f)           Committee:  The persons appointed to assist the Company in administering the Plan.

(g)          Company:  Firstbank Corporation, a Michigan corporation, and all of the subsidiaries of Firstbank Corporation.

(h)          Company contribution account.  The account maintained to record the participant’s share of discretionary contributions and income with respect to these contributions.  This account was previously known as the "ESOP account."

(i)           Compensation:  The total of all amounts paid to a participant during the plan year by the Company for personal services, as reported in box 1 of IRS Form W-2, adjusted by:

(1)           Adding the amount of any elective contributions made for the participant to plans maintained pursuant to Code Sections 125, 132(f), or 401(k) for the plan year, and any deemed Section 125 pay; and

(2)           Subtracting the following:

(A)           Amounts paid before a participant became a participant;

(B)           Amounts paid in lieu of health care coverage, reimbursements or other expenses allowances, cash and non-cash fringe benefits, moving expenses, deferred compensation, income from the exercise of stock options, and welfare benefits; and

(C)           Amounts in excess of $200,000, as adjusted under the provisions of Code Section 401(a)(17).  The adjusted amount for 2006 is $220,000.

(j)           Controlled group:  The group consisting of each corporation that is a member of a controlled group of corporations, as defined in Code Section 414(b), of which the Company is a member; each trade or business, whether or not incorporated, under common control, as defined in Code Section 414(c), of or with the Company; each member of an affiliated service group, as defined in Code Section 414(m), of which the Company is a member; and any other entity that is considered pursuant to Code Section 414(o) to be a member of a controlled group of corporations of which the Company is a member.

(k)          Disability:  A physical or mental condition that permanently prevents a participant from satisfactorily performing the participant’s usual duties for the Company or the duties of any position or job the Company makes available and for which the participant is qualified by reason of the participant’s training, education, or experience.  A participant will not be considered disabled for purposes of this Plan if the condition consists of or results from use of alcohol, narcotics, or other controlled substances, or from a felonious enterprise in which the participant was engaged.

(l)           Eligible employee:  An employee who is employed in a classification other than those listed as not eligible to participate in the Plan in Section 3.1.

(m)         Employee:  Any person who is employed by the Company during the plan year as a common-law employee, or who is on temporary layoff status or an authorized leave of absence from a position as a common-law employee.

(n)          Employer contribution accounts:  The accounts maintained to record a participant’s share of the contributions made by the Company and the contributions made pursuant to retirement savings agreements between the participant and the Company.  The accounts will include all accounts maintained for participants except rollover accounts.

(o)          ERISA:  Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended.

(p)          Forfeiture:  The portion of a participant’s employer contribution account that is forfeited because of termination of employment before full vesting.

THIRD AMENDMENT, eff. 1/1/08
(q)          Highly compensated employee:  A person employed by the controlled group who:

(1)           during the current or preceding plan year was a 5% owner of the controlled group, as defined under Code Section 416(i)(1); or

(2)           during the preceding plan year received compensation, as defined under Code Section 415(c)(3) and its regulations, in excess of $80,000, as adjusted under Code Section 415(d), and is in the top paid 20% of all the employees of the controlled group.

For purposes of determining whether a person is a 5% owner of a corporation, the person will be considered as owning the stock owned by the person’s spouse, children, grandchildren, and parents.  A former employee who was a highly compensated employee on the date employment terminated or at any time after age 55 will be considered a highly compensated employee.

(r)           Hour of service:  Every hour during the period in question for which the employee is paid or entitled to payment by the Company, directly or indirectly, for the performance of duties or for periods during which no services are performed such as vacations, holidays, sick days, or other paid leaves of absence.  Hours of service will include hours for which back pay has been awarded or agreed to by the Company, without reduction for mitigation of damages, and these hours will be credited in the year to which the award or agreement pertains rather than the year in which the award, agreement, or payment is made.  Participants will not be credited with hours of service with respect to payments received under workers’ compensation or unemployment compensation programs.  Participants will not be credited with more than 501 hours for any single continuous period during which duties are not performed for the Company unless the period is the subject of a back-pay award or agreement.  Questions concerning hours to be credited for reasons other than performance of duties and the crediting of hours to years will be determined in accordance with the provisions of 29 CFR Sections 2530.200b-2(b) and (c), which are incorporated by reference.

(s)           Matching account.  The account maintained to record the participant’s share of matching contributions and income with respect to these contributions.

(t)           Normal retirement age:  Age 62, or the age at which the participant has  attained age 55 and completed 10 years of service.

(u)          Participant:  An employee participating in the Plan in accordance with the provisions of Section 3.1 or a former employee who has an account balance in the Plan or is eligible for a contribution for the plan year.

(v)          Plan:  The Firstbank Corporation 401(k) Plan as set forth in this document and any later amendments.

(w)         Plan year:  The “fiscal year” and “Section 415 limitation year” of the Plan which will be the period of 12 consecutive months ending on December 31 of every year.

(x)           Reemployed veteran:  An employee who returns to employment as an eligible employee from a leave of absence for military service during the period in which reemployment rights are protected by federal law.

(y)           Retirement savings account.  The account maintained to record the participant’s retirement savings and catch-up contributions and income with respect to these contributions.

(z)            Retirement savings contributions:  Contributions other than catch-up contributions made on behalf of a participant pursuant to an agreement between the Company and the participant.

(aa)          Rollover account:  The account maintained for an employee to record the employee’s rollover contributions from the ESOP portion of this Plan that was terminated on December 31, 2002 and from other qualified plans or accounts, and income with respect to these contributions.

(bb)          Service:  The period of a participant’s employment with the Company computed in accordance with Section 3.1 for determining eligibility to participate and Section 3.2 for determining eligibility for benefits.

(cc)           Trust:  The fund known as the Firstbank Corporation 401(k) Trust Trust maintained in accordance with the terms of this document and any later amendments.

(dd)          Trustee:  The corporation or individuals appointed by the Company to administer the trust.
FIRST AMENDMENT, eff. 1/1/2008

(ee)          Safe harbor account.  The account maintained to record the participant’s share of safe harbor contributions and income with respect to these contributions.
(ff)            Safe harbor contributions.   Contributions made by the Company for a plan year that are intended to satisfy the requirements of Code Sections 401(k)(12) or 401(m)(11).

2.2           Construction.  Plural pronouns are used throughout the Plan for purposes of simplicity and will be interpreted to include the singular.

ARTICLE III
PARTICIPATION AND SERVICE

3.1           Participation.  Participants in the Plan on December 31, 2005 will continue to be participants.  Any eligible employee who is not a participant will become a participant on the next entry date after attaining age 21 and 90 days have elapsed since the employee’s employment commencement date.  The entry dates for the Plan are the first day of every month.

The following are not eligible to participate in the Plan:

(a)           Employees who are represented by a collective bargaining agent and for whom retirement benefits were the subject of collective bargaining with the Company;

(b)           Employees who are not citizens of the United States, who reside and are employed outside the United States, and whose compensation from the Company does not constitute income from sources within the United States; and

(c)           Employees who perform services for the Company pursuant to an agreement between the Company and another person or entity such as an employment agency or employee leasing organization.

SECOND AMENDMENT, eff. 1/1/07
(d)           Employees who are participants in another defined contribution plan that is maintained by the Company and intended to be qualified under Code Section 401(a).

3.2           Service.  Eligibility for benefits is based on service which is determined as follows:

(a)           Service Credit for Employment.  An employee will be credited for a year of service for each plan year in which the employee is credited with 1,000 or more hours of service.

(b)           Service Credit for Military Leaves.  Reemployed veterans will be credited with 40 hours of service for each week of the period of military service.

3.3           Participation and Service upon Reemployment.  Upon the reemployment of any employee, the following rules will apply in determining participation in the Plan and years of service under Section 3.2:

(a)           Participation.  If the employee was eligible to participate in the Plan during the prior period of employment and is reemployed as an eligible employee, the employee will participate in the Plan as of the date of reemployment.  If the employee was not eligible to participate in the Plan during the prior period of employment, the employee will be eligible to participate after satisfying the requirements of Section 3.1.

(b)           Service.  If the employee had not incurred a break in service prior to reemployment, any service earned during the prior period of employment will be reinstated immediately. If the employee had incurred a break in service prior to reemployment, any service the employee had earned during the prior period of employment will be reinstated as soon as the employee earns 1,000 or more hours of service in the 12-month period beginning on the date of reemployment or in any plan year.

3.4           Changes of Employment Within the Company or Controlled Group.

(a)           Changes Resulting in Eligibility to Participate.  An employee who becomes an eligible employee as a result of a change in employment status with the Company or a transfer to employment with the Company from another employer that is a member of the controlled group will be given credit for service in accordance with Section 3.2 for prior years of employment with the Company and other members of the controlled group and will become a participant in the Plan as follows:

(1)           If the employee satisfied the age and service requirements of Section 3.1 as of the date of the change or transfer, the employee will become a participant as of the date of change or transfer; and

(2)           If the employee had not satisfied the age and service requirements of Section 3.1 as of the date of the change or transfer, the employee will become a participant as of the next entry date after satisfying the requirements.

(b)           Changes Resulting in Ineligibility to Participate.  A participant who ceases to be an eligible employee as a result of a change in employment status with the Company or a transfer to employment with another employer that is a member of the controlled group will share in all Company contributions and forfeiture allocations based on compensation from the Company while eligible to participate in the Plan.  The participant will be credited with service under Section 3.2 of the Plan for all hours of service with the Company or any other member of the controlled group.  The participant will not be considered terminated or separated from service for purposes of this Plan as long as the participant is employed by the Company or another member of the controlled group.

THIRD AMENDMENT, eff. 1/1/08
3.5           Rights of Participants Who Die While on Authorized Leave for Military Service.   If an employee who is on an authorized leave of absence for military service dies while performing qualified military service as defined in Code Section 414(u), the employee will be treated as if the employee had returned to employment with the Company on the day before death and terminated employment on account of death.   The deceased  employee will not be entitled to any additional contributions, but the employee's beneficiary will be entitled to a death benefit in accordance with Section 6.2.

ARTICLE IV
CONTRIBUTIONS

4.1           Company Contributions.

(a)           Amount of Contributions.

(1)           Retirement Savings and Catch-up Contributions.  After the end of each month or more frequently as determined by the Company, the Company will contribute to the trust as retirement savings and catch-up contributions the total amount of the participants’ retirement savings and catch-up contributions for the month.

(2)           Matching Contributions.  After the end of each month or more frequently as determined by the Company, the Company will contribute to the trust as matching contributions the amount determined by applying the matching contribution formula adopted by the Company for the plan year.

(3)           Discretionary Contributions. The Company will contribute to the trust such additional amount as may be determined by the Company as a discretionary contribution for the plan year.  If the amount of forfeitures for the plan year is insufficient to make forfeiture restorations and allocations to the accounts of reemployed veterans, the Company will make a contribution in the amount required to satisfy these obligations.

FIRST AMENDMENT, eff. 1/1/2008
(4)           Safe Harbor Contributions.  For any plan year for which the Company has elected to make safe harbor contributions, the Company will as of the end of the plan year, or earlier as directed by the Company, contribute to the trust the amount required to satisfy the safe harbor contribution formula elected.

(b)           Date of Payment of Contributions.  Retirement savings and catch-up contributions will be deposited in the trust on or before the 15th business day of the month following the month in which the amounts were withheld from participants.  All other contributions will be deposited in the trust fund not later than the date prescribed by law for filing the Company’s federal income tax returns, including extensions.

(c)           Disallowed Contributions.  If any contribution is disallowed, in whole or in part, as a deduction by the Company in computing its federal income tax liability, the amount disallowed will be held by the Trustee and applied as payment on the next succeeding contribution made by the Company unless the Company requests the return of the contribution in accordance with Article VIII, in which case the contribution will be returned to the Company.
FOURTH AMENDMENT, EFF. 1/1/2010
~~(d)~~           Enforcement of Contributions~~.  The Trustee will not be responsible for enforcing payment of or collecting any contribution to be made by the Company or any participants, or enforcing payment of or collecting any funds held by the Company on behalf of participants for the purpose of making contributions to the Plan.~~

4.2           Retirement Savings Agreements.  A participant may enter into a retirement savings agreement with the Company.  The retirement savings agreement will provide that the participant will accept a reduction in salary or wages from the Company and the Company will make retirement savings and catch-up contributions in the amount of the agreed reduction. Participants may also enter into separate retirement savings agreements providing for reductions in bonuses payable by the Company and the Company will make retirement savings and catch-up contributions in the amount of the agreed reduction.

When an employee becomes eligible to become a participant, the employee will be enrolled for retirement savings contributions equal to 3% of compensation unless the employee files an agreement to make contributions of more or less than that amount.  Participants may revoke or revise these automatic retirement savings agreements in accordance with the provisions of this section.

The retirement savings agreements will be administered in accordance with the following rules:

(a)           A retirement savings agreement will apply to the first payroll period after it is accepted by the Company and to each payroll period thereafter until amended or revoked by the participant or the Company;

(b)           A retirement savings agreement may be revoked by a participant at any time, and may be amended in accordance with the rules adopted by the Company; and

(c)           The Company may limit contributions by highly compensated employees by giving written notice to these participants, and may limit contributions by all participants if reasonably necessary to insure that contributions do not exceed the limitations of Sections 4.3 and 5.3.

SECOND AMENDMENT, eff. 1/1/08
Change from prior to current year testing

4.3           Limits on Retirement Savings Contributions.  The following limits will apply to the retirement savings contributions of participants who are employed by the Company during the plan year.

(a)           Discrimination Test.  The retirement savings contributions by participants who are highly compensated employees under this Plan and any other Code Section 401(k) plan maintained by the Company will be limited so that the average of the deferral percentages of the participants who are highly compensated employees satisfies one of the following tests:

(1)           The average deferral percentage of participants who are highly compensated employees for the plan year is not more than 1.25 times the average deferral percentage of all other participants for the current  plan year; or

(2)           The average deferral percentage of participants who are highly compensated employees for the plan year is not more than two (2) percentage points greater than the average deferral percentage of all other participants for the current plan year and not more than two (2) times the average deferral percentage of all other participants for the current plan year.

The average deferral percentage of each group specified above will be the average of the percentages, calculated separately for each participant in the group, of each participant’s compensation that is contributed as a retirement savings contribution.

If the Plan is dependent upon aggregation with any other qualified plan of the Company for purposes of satisfying Code Sections 401(k), 401(m), 401(a)(4), or 410(b), except for the average benefit percentage test under Code Section 410(b)(2), all such aggregated plans will be treated as a single plan for the discrimination test.  Only plans having the same plan year may be aggregated to satisfy Code Sections 401(k) and 401(m).

(b)           Correction of Excess Deferrals.  Retirement savings contributions by participants who are highly compensated employees that are in excess of the amounts allowed by the foregoing tests (“excess deferrals”) will be corrected not later than the last day of the plan year following the plan year for which the excess deferrals were made.

(1)           Amount of the Excess Deferrals. The amount of the excess deferrals will be determined by reducing the deferral percentage of the participants who are the highly compensated employees with the largest percentage retirement savings contributions by the amount required to pass the test or until the deferral percentage is reduced to the next highest deferral percentage for the group.  This process will be continued by adding the participant at the next highest deferral percentage and reducing the deferral percentages until the Plan satisfies the test.  Then, the percentage reduction for each participant in the group will be multiplied by the participant’s compensation in order to determine the amount of excess deferrals.

The amount of excess deferrals will be allocated among the participants who are the highly compensated employees with the largest retirement savings contributions for the plan year in terms of dollars rather than percentage of compensation.  The amount of excess deferrals for each participant will be determined by reducing the amount contributed by the participant with the largest retirement savings contributions until the excess deferrals have been exhausted or the contribution level for the participant with the next largest contribution has been reached, and then continuing the process by adding the participants at the next highest contribution level until the reductions equal the excess deferrals for the year.  The amount of the excess deferrals allocated to each participant will be recharacterized for or distributed to the participant as provided below.

(2)           Methods of Correction. Excess deferrals will be corrected as follows:

(A)           If a participant with an excess deferral is eligible to make catch-up contributions, the amount of the excess deferral will be recharacterized as a catch-up contribution for the participant to the extent possible and credited to the participant as a catch-up contribution; and

(B)           If a participant with an excess deferral is not eligible to make additional catch-up contributions or has made the maximum catch-up contributions for the year:

(i)            The amount of the excess deferral will be distributed to the participant along with income attributable to the excess deferral not later than the last day of the plan year following the plan year for which the excess deferral was made; or

(ii)            The Company will make a qualified non-elective contribution to the Plan in the amount required to satisfy the testing under subsection (a) and allocate the contribution to the retirement savings accounts of its non-highly compensated employees.

If a participant received a distribution under Section 4.3(d) for the calendar year that ends within the plan year for which excess deferrals were made under this subsection, the amount of the excess deferrals to be returned under this subsection will be reduced by the amount returned under (d).
THIRD AMENDMENT, eff. 1/1/08
(c)           Income on Excess Deferrals.  The income attributable to excess deferrals distributed to participants to satisfy the test above will be determined by multiplying the income on the participant’s retirement savings account at the end of the plan year by a fraction, the numerator of which is the participant’s excess deferral for the plan year and the denominator of which is the sum of the participant’s retirement savings account as of the beginning of the plan year plus the retirement savings contributions made on behalf of the participant for the plan year.

(d)           Individual Limit.  In addition to the other limitations on contributions, retirement savings contributions on behalf of a participant may not exceed the limit under Code Section 402(g) for any calendar year.  The limit is $15,000 for 2006, and thereafter $15,000, as adjusted for cost of living changes pursuant to Code Section 402(g).

Moreover, the limit on retirement savings contributions for each year will be reduced if the participant is also participating in a tax-sheltered annuity plan pursuant to Code Section 403(b), a simplified employee pension (“SEP”) plan pursuant to Code Section 408(k), or an individual retirement account or cash or deferred compensation arrangement pursuant to Code Sections 401(k)(11) or 408(p) (“SIMPLE plan”).  Participants who are also participating in an annuity plan, SEP, or SIMPLE plan must notify the Company of any excess amounts contributed on their behalf to any combination of plans, and the portion of the excess that each participant is allocating to this Plan.  The notice must be given on or before March 1 of the year following the year in which the excess amount was contributed.

If the retirement savings contributions on behalf of a participant exceed the applicable limit for any calendar year or the participant notifies the Company of the allocation to this Plan of any excess deferrals to a combination of plans, the Company will direct the Trustee to distribute to the participant the amount of the excess deferral plus the income attributable to the excess deferral on or before April 15 of the year following the year for which the excess deferral was made.  The income on the excess deferral will be determined in accordance with (c) above.

The amount of excess retirement savings contributions distributed to a participant in accordance with the foregoing paragraph will be reduced by the amount of the excess retirement savings contributions returned to the participant under subsection (b) for the plan year which begins within the calendar year in which the excess deferral occurs.

(e)           Catch-up Contributions.   Participants who will have attained age 50 by the end of the plan year may make catch-up contributions for the year after they have made the maximum retirement savings contributions allowed under Sections 4.3(b) and (d).  Catch-up contributions will be in addition to the retirement savings contributions allowed under Sections 4.3(b) and (d) and will not be included as an addition for purposes of the limits under Section 5.3.  Catch-up contributions will be made pursuant to retirement savings agreements and will be allowed in amounts that do not exceed $5,000 for 2006, and thereafter $5,000, as adjusted pursuant to Code Section 414(v).   The amount of catch-up contributions for each year will be limited to one-half of the annual amount set forth in the preceding sentence if the participant is also participating in a SIMPLE plan under Code Sections 401(k)(11) or 408(p) in the plan year.

(f)           Forfeiture of Matching Contributions on Retirement Savings Contributions that are Returned to Participants.  Matching contributions on retirement savings contributions that are returned to participants under subsections (b) or (d) will be forfeited by the participants and used to reduce the matching contributions required under Section 4.1(a)(2) for the plan year in which the forfeiture occurs or the next plan year.

4.4           Limits on Matching Contributions.  Matching contributions for participants who are highly compensated employees will be limited as follows:

SECOND AMENDMENT, eff. 1/1/08
Change from prior to current year testing.

(a)           Average Contribution Percentage.  The average contribution percentage for the participants who are highly compensated employees under this Plan and any other Code Section 401(k) plan maintained by the Company will be limited so that it satisfies one of the following tests:

(1)           The average contribution percentage of the participants who are highly compensated employees for the plan year is not more than 1.25 times the average contribution percentage of all other participants for the current plan year; or

(2)           The average contribution percentage of the participants who are highly compensated employees for the plan year is not more than two (2) percentage points greater than the average contribution percentage of all other participants for the current plan year  and not more than two (2) times the average contribution percentage of all other participants for the current plan year.

The average contribution percentage of a group will be the average of the percentages, calculated separately for each participant in the group, of each participant’s compensation that is contributed as a matching contribution.  Except for the average benefit percentage test under Code Section 410(b)(2), if the Plan is dependent upon aggregation with any other qualified plan of the Company for purposes of satisfying Code Sections 401(k), 401(m), 401(a)(4), or 410(b), all such aggregated plans will be treated as a single plan for the discrimination test.  Only plans having the same plan year may be aggregated to satisfy Code Sections 401(k) and 401(m).
THIRD AMENDMENT, eff. 1/1/08
(b)           Return of Excess Matching Contributions.  Matching contributions for participants who are highly compensated employees that are in excess of the amount allowed by the foregoing test (“excess contributions”) will be distributed to these participants using the method described in Section 4.3(b), except that the excess contributions cannot be recharacterized as catch-up contributions.  The excess contributions will be distributed not later than the end of the plan year following the plan year for which the excess contribution was made.  The distributions will include a distribution of income that is attributable to the excess contribution.  The income attributable to excess contributions will be determined by multiplying the income on the participant’s matching contributions at the end of the plan year by a fraction, the numerator of which is the participant’s excess contribution for the plan year and the denominator of which is the sum of the participant’s matching contribution account as of the beginning of the plan year plus the matching contributions made for the participant for the plan year.

4.5           Rules Relating to Reemployed Veterans.  Reemployed veterans will be eligible for the following special considerations under the Plan:

(a)           General Provisions.  They will be credited with service in accordance with Section 3.2 and entitled to an allocation of Company contributions in accordance with Section 5.2.  Their payments on outstanding loans will be suspended during the period of military service and will resume upon the reemployment date.  They may elect to make retirement savings contributions for plan years during the period of military service and the Company will match the contributions using the matching contribution formulas in effect for the plan years (“makeup contributions”).  The amount of the discretionary and makeup contributions will be based on the compensation the reemployed veterans would have received if they had remained in the employ of the Company and, if this cannot be determined with reasonable certainty, then on the basis of the average amount earned each month during the 12-month period immediately preceding the period of military service.  Makeup contributions will be subject to the following:

(1)           Retirement Savings Contributions.  The amount of makeup retirement savings contributions that may be made by a reemployed veteran cannot exceed the individual contribution limit under Section 4.3(d) applicable to the plan years during the period of military service.

(2)           Limits on Makeup Contributions.

(A)           Makeup Contribution Period.  Makeup contributions must be made by the reemployed veteran and the Company during the period beginning on the reemployed veteran’s reemployment date and ending on the date that is the lesser of three (3) times the period of military service or five (5) years.

(B)           Amount of Contributions.  The amount of makeup contributions made for any plan year during the period of military service will be further limited as follows:

(i)           The amount of makeup contributions will not exceed the maximum amount allowable as a deduction by the Company in computing its federal income tax liability for the fiscal year coinciding with or ending during the applicable plan year; and

(ii)          The amount of makeup contributions will not exceed the participant’s maximum addition limit under Section 5.3(a) for the applicable plan year;

(iii)         The amount of makeup contributions will not include income on the trust occurring during the period of military service and will not be eligible for an allocation of future income until the contribution has been made; and

(iv)         Makeup contributions will not entitle the reemployed veteran to an allocation of any forfeitures that became available for allocation during the period of military service.

(b)           Effect on Plan Qualification.  For the plan year in which contributions are made under this Section, the amounts will not be included for purposes of the following:

(1)           annual additions for the reemployed veteran under Section 5.3(b);

(2)           nondiscrimination testing for the Plan under Section 4.3(a), 4.4(a), and Code Sections 410(b) and 401(a)(4);

(3)           the reemployed veteran’s dollar limit under Section 4.3 (d); and

(4)           the top heavy calculation for the Plan under Section 7.1.

4.6           Rollover Contributions.   An employee who is or will be eligible to participate in the Plan and who is eligible for or has received a distribution from another plan that satisfies the requirements of Code Section 401(a) or 403(b), or a governmental plan that satisfies the requirements of Code Section 457, or an individual retirement account that satisfies the requirements of Code Section 408 (an "IRA") may transfer all or any part of the distribution to the trust provided:

(a)           The transfer is made directly from the other plan or IRA, or is made by the employee on or before the 60th day following the employee's receipt of the distribution;

(b)           The distribution from the other plan or IRA qualifies for tax-free rollover treatment under Code Section 402(c)(4) or 408(d); and

(c)           The amount to be transferred does not include any after-tax employee contributions.

The Company may require from the employee such information as it deems necessary to determine whether the proposed transfer meets the requirements of this section.   Upon approval by the Company, the amount transferred will be deposited in the trust and credited to a rollover account for the employee.  The rollover account will not be subject to forfeiture, will share in income allocations in accordance with Section 5.2(a), and will be distributed in accordance with Article VI.

ARTICLE V
ALLOCATIONS TO PARTICIPANT ACCOUNTS

5.1           Individual Accounts.  The Trustee will create and maintain adequate records to disclose the interest in the trust of each participant and beneficiary.  The records will be in the form of individual accounts to reflect each participant’s retirement savings contributions, share of matching and discretionary contributions, and income with respect to these contributions.  The Trustee will maintain Company contribution, matching, and retirement savings accounts for each participant, a rollover account for each employee who has made a rollover contribution, and such other accounts as may be required.  Credits and charges will be made to each account in accordance with the provisions of this Plan.  Distributions and withdrawals will be charged to an account as of the date paid by the Trustee.  The maintenance of individual accounts is for accounting purposes only.  The Trustee is not required to segregate the assets of a trust to individual accounts except as otherwise required by this Plan.

5.2           Account Adjustments.  The accounts of participants and beneficiaries will be adjusted in accordance with the following:

(a)           Income.  The “income” of the trust will mean the net income or loss from investments, including realized and unrealized gains and losses on securities and other investment transactions, less expenses paid from the trust.  All assets of the trust will be valued at their fair market value in determining unrealized gains and losses.  If any assets of the trust are segregated for any purpose, the income from the segregated assets will not be included in account adjustments under this Subsection (a).

The income of the trust will be determined and credited to accounts as of the end of every business day.  The income for each business day will be allocated to the accounts of participants and beneficiaries who had unpaid balances in their accounts at the end of the day in proportion to the balances in such accounts at the beginning of the day less any distributions or withdrawals from the account during the day.

(b)           Contributions and Forfeitures.

(1)           Retirement Savings and Catch-up Contributions.  After the end of each month or more frequently as determined by the Company, retirement savings and catch-up contributions will be allocated to the retirement savings accounts of participants in amounts equal to the amounts of their retirement savings and catch-up contributions for the month.

(2)           Matching Contributions.

(A)           Eligibility.  After the end of each month or more frequently as determined by the Company, matching contributions will be allocated to the matching account of each participant  who made retirement savings contributions for the month.

(B)           Method of Allocation.  Matching contributions will be allocated in the amount determined by applying the matching contribution formula adopted by the Company for the plan year to the amount of each eligible participant’s retirement savings for the period.
FIRST AMENDMENT, eff. 1/1/2008
(C)           Safe Harbor Contributions.  The Company may elect to make safe harbor contributions under Code Section 401(m)(11) for any plan year and the Plan will be deemed to satisfy discrimination testing under Sections 4.3 and 4.4 of the Plan for the plan year. The Company elects to make safe harbor contributions by notifying employees in writing at least 30 days before the beginning of the plan year for which the safe harbor contributions will be made.  The notice will describe the safe harbor contribution formula, the procedure for making retirement savings contributions, and the withdrawal rules that apply to safe harbor contributions.  The safe harbor contribution will be credited to the safe harbor account of each participant eligible to make retirement savings contributions during the plan year even if the participant is not employed on the last day of the plan year.  Reemployed veterans who return during the plan year will be entitled to a safe harbor contribution for all years of military service in which safe harbor contributions are made.  The safe harbor contribution will be 100% vested and will be eligible for withdrawal only after termination of employment or age 59 1/2.

(3)           Discretionary Contributions.

(A)           Eligibility.  As of the end of each plan year, the Company’s discretionary contribution will be allocated to accounts in the following order of priority:

(i)           First, to the accounts of participants who are entitled to forfeiture restoration in accordance with Section 6.3(c); and

(ii)          Second, to the appropriate accounts of re-employed veterans; and

(iii)         Third, to the accounts of participants who were in the employ of the Company on the last day of the plan year and were credited with 1,000 or more hours of service for the plan year, or whose employment terminated during the plan year after reaching normal retirement age, or because of death or disability.

(B)           Forfeiture Restorations and Military Service Allocations.

(i)           Forfeiture Restoration Amount.  Forfeiture restorations will be equal to the amount previously forfeited, without adjustment for income since the time of forfeiture; and

(ii)          Military Service Allocation Amount.  Military service allocations will be equal to the amount of Company contributions that would have been allocated to the account of reemployed veterans if they had been employed by the Company during the period of military service.

(C)           Method of Allocation.  The balance of the discretionary contribution after the allocations under (B) will be allocated to the accounts of all participants eligible under (A)(iii) in accordance with the ratio of each participant’s compensation for the year to the total compensation of all eligible participants for the plan year.

(4)           Forfeitures.  Forfeitures will be used first to pay the administrative expenses of the Plan for the year of the forfeiture or the next plan year.  The balance of the forfeitures will be used to reduce the Company’s obligation for forfeiture restorations, military service allocations, and matching contributions for the plan year in which the forfeiture occurs or the next plan year.

5.3           Maximum Additions.
THIRD AMENDMENT, eff. 1/1/08
(a)           The total “additions” made to the employer contribution accounts of a participant for any plan year will not exceed the smaller of the following:

(1)           $40,000, or such other amount as may be allowed in plan years beginning after 2002 under the cost of living adjustment provisions of Code Section 415(d); or

(2)           100% of the participant’s compensation for the plan year. “Compensation” for this limit will be compensation as defined is Code 415(c)(3) and its regulations.

For purposes of the limitations on maximum additions under this Section, all defined contribution plans maintained by the Company and any other members of the controlled group will be considered as a single defined contribution plan.  For purposes of this Section, the term “controlled group” will have the meaning described in Article II and, in addition, two corporations will be considered members of the same controlled group if one of the corporations owns more than 50% of the capital stock of the other corporation.

 (b)           The term “additions” will mean the total of the following amounts credited to the participant’s account for the plan year:

(1)           Contributions;

(2)           Forfeitures;

(3)           Amounts derived by a “key employee” that are attributable to post-retirement medical benefits allocated to the account of the key employee under a welfare benefit fund, as defined in Code Section 419(e), maintained by the Company.  The term “key employee” for purposes of this section will mean any person who was a key employee as defined in Code Section 416(i)(1) during the plan year and preceding plan year;

(4)           Amounts allocated to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Company; and

(5)           Amounts allocated to a simplified employee pension plan, as defined in Code Section 408(k).

Rollover contributions and catch-up contributions will not be included in additions.
THIRD AMENDMENT, eff. 1/1/08
       Section 5.3(c) is deleted.

ARTICLE VI
BENEFITS

6.1           Retirement or Disability.  Participants who are in the employ of the Company when they attain normal retirement age will become fully vested in their accounts, regardless of their years of service.  Participants whose employment with the Company terminates at or after normal retirement age, or at an earlier age because of disability, will be entitled to receive the entire amount in their accounts.  Participants who remain in the employ of the Company after normal retirement age will continue to participate in the Plan.

6.2           Death.  If a participant dies while in the employ of the Company, the entire amount in the participant’s accounts will be paid to the participant’s beneficiary.  If a participant dies after termination of employment, the vested amount in the participant’s accounts will be paid to the participant’s beneficiary.

6.3           Termination for Other Reasons.

(a)           Benefits.  If employment terminates prior to normal retirement age for reasons other than disability or death, the participant will be entitled to receive, in accordance with Section 6.4, the sum of:
FIRST AMENDMENT, eff. 1/1/2008
(1)           The amounts credited to the participant’s retirement savings, safe harbor, and rollover accounts; plus

(2)           For participants who were participating in the Plan prior to 2007, the amount credited to the participant's Company contribution account; plus

(3)           An amount equal to the “vested percentage” of the participant’s matching account and, for participants who began participating on or after January 1, 2007, the vested percentage of the participant's Company contribution account; provided, however, that if the participant or an alternate payee has received any prior distribution from this account, the vested portion will be determined by multiplying the vested percentage of the account by the sum of the account balance plus the amount previously distributed, and then subtracting the amount of the previous distribution from that product.  The participant’s vested percentage will be determined on the basis of years of service and the following schedule:

YEARS OF SERVICE	VESTED PERCENTAGE

Less than two (2)	0%
Two (2) or more	20%
Three (3) or more	40%
Four (4) or more	60%
Five (5) or more	80%
Six (6) or more	100%

SECOND AMENDMENT, eff. 1/1/07
Notwithstanding the foregoing provisions, participants who are employed by Firstbank-West Michigan and Austin Mortgage Company, LLC, on December 31, 2007 will be 100% vested in all of their accounts in the Plan, regardless of their years of service with the Company.

(b)           Forfeitures.  Upon termination of employment, the non-vested portion of a participant’s employer contribution accounts will be maintained in the account until a forfeiture occurs.  A forfeiture will occur as follows:

(1)           A forfeiture will occur when the participant has five (5) consecutive years of break in service;

(2)           If the participant requests and receives distributions equal to the vested portion of the participant’s employer contribution accounts prior to the end of the second plan year following the plan year in which employment terminated, a forfeiture will occur as of the date of the distribution; or

(3)           If the vested portion of a participant’s employer contribution accounts is $1,000 or less and is distributed to the participant prior to the end of the second plan year following the plan year in which employment terminated, a forfeiture will occur as of the date of the distribution. Participants whose employment terminates and whose vested employer contribution accounts balance is zero will be deemed to have received a distribution of their vested employer contribution accounts in the Plan.

If a forfeiture occurs, the forfeiture will be allocated in accordance with Section 5.2(b) of the Plan and the participant’s employer contribution accounts will be closed.  If a participant returns to the employ of the Company in time to prevent the occurrence of a forfeiture, the non-vested portion will remain in the participant’s employer contribution accounts.

(c)           Restoration of Forfeited Amounts.  Participants who return to the employ of the Company before incurring five (5) consecutive years of break in service will be entitled to have amounts previously forfeited under (b)(2) and (3) above restored to their employer contribution accounts, without adjustment for income since the date of forfeiture, if they repay to the trust before the end of the fifth (5th) year after the date of reemployment the amount previously distributed to them.  Participants who were deemed to have received distributions under (b)(3) will be deemed to have repaid the distribution upon reemployment.  The restoration will be made as of the end of the plan year in which the participant completes the repayment.  Participants who do not make repayment within the applicable period will have no further rights with respect to the amounts forfeited.

6.4           Payment of Benefits.

(a)           Commencement Date.  Benefit payments may begin as soon as administratively practical after the participant’s employment terminates.  Benefit payments to a participant or a surviving spouse who has applied for payment will begin not later than 60 days after the end of the plan year in which the participant terminates employment or reaches normal retirement age, whichever is later, unless a later date is elected in writing by the participant or surviving spouse subject to the following limitations:

(1)           Payments to participants who are not 5% owners of the Company, as defined in Code Section 416, must begin not later than:

(A)           April 1 of the year following the calendar year in which the participant attains age 70-1/2 or terminates employment, whichever occurs later;

(B)           December 31 of the year in which the participant would have attained age 70-1/2 if the participant has died and payments will be made to the surviving spouse; and

(2)           If the participant is a 5% owner of the Company, as defined in Code Section 416, then benefit payments must begin not later than April 1 of the year following the calendar year in which the participant attained age 70-1/2 regardless of whether the participant’s employment has terminated.

A participant must consent in writing to any payments that are made before attaining age 62 if the vested portion of the participant’s accounts is more than $1,000.  If the vested portion of the accounts is $1,000 or less, or the participant has attained age 62, the Company may direct the Trustee to make payments without the participant’s consent.

Payments to beneficiaries other than surviving spouses will commence not later than one year after the death of the participant.  If death benefits are payable to anyone other than a surviving spouse or designated beneficiary, the entire death benefit must be paid within five (5) years after the death of the participant.

If payments have commenced to a participant prior to death, the remaining balance in the account will be paid to the participant’s beneficiary at least as rapidly as under the method of payment being made to the participant as of the date of death.

(b)           Form of Payment.  Benefits will be paid in a single lump sum payment of the entire amount in the participant’s accounts.  The participant or beneficiary will determine, within the limits specified in (a), the date on which the payment will be made.

THIRD AMENDMENT, eff. 1/1/08
(c)           Payee for Benefits.  Participants, spouses, and alternate payees under Code Section 414(p) may elect to have all or part of their benefits paid to them or directly to an individual retirement account or annuity that meets the requirements of Code Section 408 or 408A (an “IRA”), to another retirement trust maintained pursuant to a plan that meets the requirements of Code Section 401(a), to an annuity plan that meets the requirements of Code Section 403(a), or, if the plan into which the rollover will be made separately accounts for amounts rolled over, to an annuity contract described in Code Section 403(b) or an eligible plan under Code Section 457(b) which is maintained by a governmental employer.  Beneficiaries other than surviving spouses or alternate payees may elect to have all or any part of their benefits paid to them or directly to an IRA that is designated as an inherited IRA and names both the participant and the beneficiary.
SECOND AMENDMENT, eff. 1/1/07
Payments may be made directly to an IRA or another qualified retirement trust only if the benefits are paid in a single payment of the entire amount of the participant’s accounts or in installments over a period of less than 10 years and the payments are not required payments under Code Section 401(a)(9), after-tax contributions, or hardship distributions.  The Company will furnish the participant, spouse, beneficiary, or alternate payee at least 30 days but not more than 180 days before the participant, spouse, beneficiary, or alternate payee is eligible for benefit payments, with a written explanation of the optional forms of payment and the right to have the payment made directly to an IRA or another qualified plan.  The explanation will advise of the rules for withholding from benefit payments for purposes of federal income tax purposes and the right to avoid the withholding requirement by having the benefits paid directly to an IRA or another qualified plan.

(d)            Payment of Benefits to Participants and Surviving Spouses.

(1)  If the amount payable to a participant or surviving spouse is $1,000 or less, the Company will direct the Trustee to pay the amount to the participant or surviving spouse in a single lump sum payment as soon as possible after the participant's employment terminates or the participant's death.   If, however, the Company is unable to locate the participant after a diligent search, the Company will direct the Trustee to forfeit the amount payable as of the end of the plan year following the plan year in which the participant incurs a one (1) year break in service and use the forfeiture to pay the administrative expenses of the Plan. If the Company is unable to locate the surviving spouse after a diligent search, the Company will direct the Trustee to forfeit the amount payable not later than the first anniversary of the participant's death and use the forfeiture to pay the administrative expenses of the Plan.  If the participant or surviving spouse applies for payment after the forfeiture, the participant or surviving spouse will be paid the amount previously forfeited without adjustment for income since the date of the forfeiture.

(2)   If the amount payable is more than $1,000 and the participant or surviving spouse fails to apply for payment, the Company will maintain the accounts for the participant or surviving spouse and charge an appropriate share of the administrative expenses to the account.  If participant or surviving spouse has not applied for payment by the end of the plan year in which the participant attains or would have attained normal retirement age, the Company will direct the Trustee to pay the benefit in a single lump sum payment.

(e)           Payment of Benefits to Other Beneficiaries.

(1)  If the amount payable to a beneficiary who is not a surviving spouse is $1,000 or less, the Company will direct the Trustee to pay the amount to the beneficiary in a single lump sum payment as soon as possible after the participant's death   If, however, the Company is unable to locate the beneficiary after a diligent search, the Company will direct the Trustee to forfeit the amount payable not later than the first anniversary of the participant's death and use the forfeiture to pay the administrative expenses of the Plan.   If the beneficiary applies for payment after the forfeiture, the beneficiary will be paid the amount previously forfeited without adjustment for income since the date of the forfeiture; and

(2)           If the amount payable to a beneficiary who is not a surviving spouse is more than $1,000 and the beneficiary does not apply for payment prior to the first anniversary of the participant's death, the Company will direct the Trustee to pay the balance in the accounts to the beneficiary in a single lump sum payment.

FOURTH AMENDMENT, eff. 1/1/2009
(f).            Waiver of Minimum Required Distribution Requirement for 2009.   Code Section 401(a)(9) has been amended to eliminate the minimum distribution requirement for calendar year 2009.  Accordingly, and notwithstanding the previous provisions of the Section, participants will not be required to take any distributions in calendar year 2009 except for any initial minimum distributions that were required for 2008 that must be distributed to the participant by April 1, 2009, and calendar year 2009 will be disregarded for purposes of determining the required beginning date for death benefits and the five-year period over which death benefits must be paid.

6.5           Hardship Withdrawals.  The Company may permit a participant who is an employee of the Company to withdraw from the participant’s retirement savings or rollover account if the Company determines that a withdrawal is necessary to enable the participant to meet immediate and heavy financial needs and the amount necessary to meet the need is not reasonably available to the participant from other sources.  The Company will determine the existence of heavy and immediate financial need after reviewing all relevant facts and circumstances.  Hardships may include medical expenses of the participant or dependents, purchase of a principal residence or prevention of foreclosure on the principal residence, tuition and fees of the participant or dependents for the next academic year, prevention of eviction from the participant's primary residence, burial or funeral expenses for the participant's deceased parent, spouse, children, or other dependents, and repair of damage to the participant's principal residence that would qualify for a casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

The amount of any hardship withdrawal may not exceed the lesser of the amount required to correct the hardship or the amount contributed for the participant pursuant to retirement savings agreements excluding income plus the balance in the participant’s rollover account.  The Company will consider all hardship requests on a uniform basis and may establish additional rules with respect to withdrawals.

A participant requesting a hardship withdrawal must have received all other withdrawals and loans available from this Plan and any other qualified plan maintained by the Company.  The retirement savings contributions of a participant receiving a hardship withdrawal will be suspended during the six-month period following the withdrawal.  The six-month suspension will apply to retirement savings contributions made for the participant directly to this Plan or indirectly through any Company cafeteria plan, as defined under Code Section 125, that contains a cash or deferred arrangement.

6.6           Pre-retirement Withdrawals.  Participants who are at least 59-1/2 years of age may elect to withdraw all or any part of the vested amounts credited to their accounts even though employment has not terminated.  A participant who elects a pre-retirement withdrawal will continue to participate in the Plan and may elect as many as one (1) pre-retirement withdrawal each plan year.

Participants who are 5% owners of the Company and who continue to work for the Company beyond attainment of age 70-1/2 must begin to receive payments from their accounts not later than April 1 of the year following the calendar year in which they attain age 70-1/2.  These mandatory distributions must be made annually in amounts that are equal to at least the amount required under the periodic payment provisions of Code Section 401(a)(9) and the regulations thereunder.

6.7           Withdrawals Pursuant to Qualified Domestic Relations Orders.  Benefits payable to an alternate payee pursuant to a qualified domestic relations order will be paid to the alternate payee as soon as possible after application for withdrawal has been made by the alternate payee.

6.8           Designation of Beneficiary.  If a participant dies before receipt of the participant’s entire account balances, death benefits will be paid to the participant’s beneficiary.  A participant may designate a beneficiary or beneficiaries; provided, however, that if the participant has been married to the surviving spouse for a period of one year at the time of the participant’s death, the beneficiary will be the surviving spouse unless the participant, with the consent of the spouse, has designated another person to be the beneficiary.

If the consent of the spouse is required, the consent must be in writing and must acknowledge that the spouse understands the effect of giving the consent.  The consent form must be executed in the presence of a representative of the Company or witnessed by a notary public.

Each beneficiary designation will be on a form prescribed by the Company and will be effective only when filed with the Company during the participant’s lifetime.  Each beneficiary designation filed with the Company will cancel all beneficiary designations previously filed.  If any participant fails to designate a beneficiary, or if the beneficiary dies before the participant, the Trustee will distribute the benefits to the participant’s spouse if surviving and if not to the participant’s estate.

6.9           Loans to Participants.

(a)           Loan Amount.  The Trustee will, at the direction of the Company, lend a participant any amount that does not exceed 50% of the vested portion of the participant’s accounts or $50,000, whichever amount is smaller.

The $50,000 limit will be reduced by an amount equal to the highest balance of any loan outstanding to the participant within the previous 12 months.  The minimum loan will be in the amount of $1,000.

(b)           Restrictions on Loans.  A participant may have only one (1) loan outstanding at any time.

(c)           Loan Procedures.  Loans will be allocated to a separate loan account for the participant.  All expenses incurred with the loan will be charged to the loan account.  All interest paid on the loan will be credited to the account.

All loans must comply with the following:

(1)           A participant must submit an application for a loan to the Company.  The application must include an authorization by the participant to repay the loan through payroll deduction arrangements with the Company.  An application that satisfies the requirements of this Section will be approved;

(2)           The period of repayment for any loan will be fixed by the Company, but will not exceed five (5) years unless the proceeds of the loan are used for the purchase of the participant's primary dwelling.  Payment must be made at least quarterly in level installments of principal and interest;

(3)           Each loan will be evidenced by a promissory note made in favor of the trust and executed by the participant ;

(4)           Each loan will be secured by assignment of 50% of the participant’s interest in and to the participant’s account.  Upon default by the participant, the Trustee will report the default as provided below, but will not enforce the security agreement until the participant is eligible for benefits under the Plan and then the promissory note will be included as part of the benefits to the participant;

(5)           Each loan will bear interest at a rate determined by the Company to be representative of rates charged by local commercial lending institutions for comparable loans. During any period in which the participant is in active military service, the interest rate will not exceed six percent (6%) per annum;

(6)           No benefits will be paid to or on behalf of any participant after termination of employment unless and until all loans to the participant have been repaid or the participant’s promissory note or notes are included as part of the benefits;

(7)           The participant will be responsible for repayment of the participant’s loans.  Except as described under (8), a loan will be in default if the participant fails to pay in accordance with the terms of the note. The amount of the default will be determined as follows:

(A)           For loans made prior to 2002, any amounts past due at the end of the plan year will be in default; and

(B)           For loans made after 2001, the outstanding balance of the loan will be in default at the end of the calendar quarter following the quarter in which a scheduled payment is not made.

The Trustee will report the default as a distribution and issue IRS Form 1099-R to the participant.

(8)          If the participant whose loan is in default was on an unpaid leave of absence for not longer than one (1) year, the loan will not be reported as a distribution as long as the loan is repaid within five (5) years of the date on which made and payments after the leave ends are equal to or greater than those required under the terms of the original loan. If the participant whose loan is in default was on a leave of absence for military service that lasted longer than one (1) year, the loan will not be reported as a distribution as long as the loan and additional interest is repaid within five (5) years of the date on which made or, if later, within the original term of the loan plus the period of active military service and payments after the leave ends are equal to or greater than those required under the terms of the original loan.

(9)           The Trustee will maintain a loan account for the participant whose loan is in default to record the balance of the loan in default.  The account will be used for the purpose of determining amounts available to the participant for future loans.

SECOND AMENDMENT, eff. 1/1/08
6.10           Withdrawal from Rollover Accounts.   Participants may withdraw from their rollover account at any time.

THIRD AMENDMENT, eff. 1/1/10
6.11           In-Service Withdrawals by Participants Ordered or Called to Active Duty With The United States Armed Forces.

(a)           Qualified Reservists Withdrawals. Participants who, after September 11, 2001, have been ordered or called to active duty with the armed forces of the United States for at least 180 days, or for an indefinite period, may withdraw amounts from their retirement savings accounts in the Plan during their period of active duty.

(b)           Other In-Service Withdrawals.  Participants who are ordered or called to active duty for a period of more than 30 days are be deemed to have had a severance from employment for purposes of this Section and may withdraw amounts from their retirement savings accounts in the Plan during their period of active duty.  The retirement savings contributions of a participant making any such withdrawal will be suspended during the six-month period following the withdrawal.

ARTICLE VII
TOP-HEAVY PROVISIONS

This Article will apply in any plan year in which the Plan is determined to be a “top-heavy” plan. The provisions of this Article will supersede any conflicting provisions in any other section of the Plan in any such plan year.   The top-heavy provisions are as follows:

7.1           Definition of Top-Heavy Plan.  The Plan will be considered a top-heavy plan for a plan year if either of the following is true as of the last day of the previous plan year:

(a)           The sum of the account balances of participants who are “key employees” plus all distributions to key employees during that plan year plus all in service distributions to key employees during the four preceding plan years exceeds 60% of the sum of all account balances and all distributions during that plan year plus all in-service distributions during the four (4) preceding plan years.  An “in-service distribution” under this section will be any distribution made to an employee for reasons other than termination of employment, death, or disability; or

(b)           The Plan is part of a “required aggregation group” of plans and the sum of the present value of the cumulative accrued benefits of participants who are key employees under all defined benefit plans included in the group, the account balances of participants who are key employees under all defined contribution plans included in the group, all distributions to key employees during that plan year and all in-service distributions to key employees during the four (4) preceding plan years exceeds 60% of the sum of the account balances and the present value of all accrued benefits of all participants in all plans included in the group, all distributions from all such plans during that plan year and all in-service distributions during the four (4) preceding plan years.

The account balances and accrued benefits of participants who have not performed an hour of service for the Company during the previous plan year will not be included in the tests of subsections (a) and (b) above.  The accrued benefit of any non-key employee will be determined under the method used for accrual purposes for all plans of the Company, or if there is no such method, the benefit will accrue not more rapidly than the slowest accrual rate permitted under Code Section 411(b)(1)(C).

Rollover and plan to plan transfer accounts will be counted for purposes of Subsections (a) and (b) above on the following basis.  If the account is “related,” the plan distributing the account will not count the account as a distribution and the plan accepting the account will count the account.  If the account is “unrelated,” the plan distributing the account will count it as a distribution and the plan accepting the account will not count the account unless it was accepted by the Plan prior to 1984.  An account will be considered “related” if it was made to a plan maintained by the same employer or was not initiated by the employee.

For purposes of the foregoing tests, accrued benefits under defined benefit plans will be calculated as of the first day of the plan year and account balances under defined contribution plans will be determined as of the last day of the plan year.  In the first year of any plan, the tests will apply to the first plan year rather than the previous plan year.

The Plan, however, will not be considered a top-heavy plan for any plan year in which the Plan is part of a required or permissive aggregation group that is not top-heavy under the test of Subsection (b).

The term “key employee” will mean any employee or former employee and the beneficiary of any employee or former employee who during the plan year was: an officer of the employer whose compensation from the employer for the year was more than $130,000, as adjusted pursuant to Code Section 416(i); a more than 5% owner of the employer; or a more than 1% owner of the employer with annual compensation from the employer of more than $150,000, as such terms are defined in Code Section 416(i)(1).

The terms “owning” and “owner” will include ownership attributed to the person under the rules of Code Section 318; provided, however, that the rules of Code Section 414(b), (c), and (m) do not apply for purposes of determining a 1% or 5% owner.  The term “employer” means the Company and all other members of the controlled group.

The term “aggregation group” will mean any group of qualified plans, including terminated plans, maintained by the employer during the five (5) year period ending on the last day of the previous plan year.  A “required” aggregation group will mean each plan of the employer in which a key employee is a participant and each other plan of the employer that must be considered in order to enable the plans covering key employees to meet the non-discrimination requirements of Code Section 401(a)(4) or the minimum participation requirements of Code Section 410.  A “permissive” aggregation group will include the plans in the required aggregation group and any other plans of the employer that are designated by the employer as part of the group; provided, however, that all plans in a permissive aggregation group must meet the requirements of Code Sections 401(a)(4) and 410.

7.2           Minimum Benefit.  The minimum allocation of contributions and forfeitures for each participant who is not a key employee must be equal to the lesser of the following:

(a)           3% of the participant’s compensation as defined under Section 5.3(a) for the plan year; or

(b)           The highest percentage of compensation allocated to the account of any key employee from Company contributions, forfeitures, and retirement savings contributions.

If a participant is also a participant in a defined benefit plan maintained by the Company or another member of the controlled group, the minimum benefit in (a) will be 5% of the participant’s compensation.  The minimum benefit must be allocated to the account of each participant who is employed by the Company on the last day of the plan year regardless of whether the participant completed 1,000 hours of service during the plan year.

ARTICLE VIII
TRUST

All contributions under this Plan will be paid by the Company to the Trustee and deposited in the trust.  All assets of the trust, including investment income, will be retained for the exclusive benefit of participants and beneficiaries and to pay benefits and administrative expenses of the Plan and trust.  The assets will not revert to or inure to the benefit of the Company.

All contributions made by the Company are expressly conditioned upon the initial qualification of the Plan under the Code pursuant to a determination request timely made, and upon the deductibility under the Code of contributions made to the trust.  Upon the Company’s request, a contribution made under a mistake of fact, or conditioned upon initial qualification of the Plan or deductibility of the contribution will be returned to the Company within one year after the payment of the contribution, denial of the initial qualification, or disallowance of the deduction, to the extent disallowed, as the case may be.

ARTICLE IX
ADMINISTRATION

9.1           Allocation of Responsibilities.  The parties will have only those powers, duties and responsibilities as are specified in this Plan and Trust Agreement.  The Company will be the Plan administrator and will have the responsibility and discretionary authority for interpreting the terms of the Plan, for determining eligibility for participation and benefits, for determining the amount of a participant’s benefits, for making the contributions provided for under Section 4.1, for appointing and removing the Trustee, the investment manager, and members of the committee, for amending and terminating the Plan and trust, for restricting retirement savings contributions and matching contributions, for determining top-heavy status under Article VII, and for maintaining records and filing reports regarding the Plan.  The Trustee will have the sole responsibility for the administration of the trust and the management of the assets held in the trust except and to the extent that the management of the assets has been assigned to an investment manager or directed by participants.  Each party may rely upon any direction, information, or action of another party as being proper under this Plan and Trust Agreement and will not be required to inquire into the propriety of any such direction, information, or action.  Each party will be responsible for the proper exercise of its own powers, duties, and responsibilities and not be responsible for any act or omission of any other party.

9.2           Indemnification.  The Company will indemnify the members of the committee and any other employees of the Company who are deemed fiduciaries under ERISA, and hold them harmless, against any and all liabilities, including legal fees and expenses, arising out of any act or omission made or suffered in good faith pursuant to the provisions of the Plan, or arising out of any failure to discharge any fiduciary obligation imposed by ERISA other than a willful failure to discharge an obligation of which the person was aware.

9.3           Records and Reports.  The Company will exercise such authority and responsibility as it deems appropriate in order to comply with ERISA with regard to records of participant’s service, account balances, and the vested percentages, notifications to participants, and annual reports to the Internal Revenue Service.

9.4           Appointment of Committee.  The Company may appoint a committee to assist in the administration of the Plan.  The committee will consist of as many persons as may be appointed by the Company and will serve at the pleasure of the Company.  All usual and reasonable expenses of the committee will be paid by the Company.  If a committee is not appointed, all duties assigned to the committee in this Plan will be performed by the Company.

9.5           Rules and Decisions.  The committee may adopt such rules as it deems necessary, desirable or appropriate.  All rules and decisions of the committee will be uniformly applied to all participants in similar circumstances.  When making a determination or calculation, the committee will be entitled to rely upon its interpretation of the terms of the Plan and information furnished by a participant or beneficiary, the Company, the legal counsel of the Company, and the Trustee.

9.6           Committee Procedures.  The committee may act at a meeting or in writing without a meeting.  The committee may elect one of its members as chairman, appoint a secretary who need not be a committee member, and advise the Trustee of such actions in writing.  The secretary will keep a record of all meetings and forward all necessary communications to the Company and the Trustee.  The committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs.  All decisions of the committee will be made by the vote of the majority including actions in writing taken without a meeting.

9.7           Authorization of Benefit Payments.  The Company will issue directions to the Trustee concerning all benefits which are to be paid from the trust pursuant to the provisions of the Plan.

9.8           Facility of Payment.  Whenever a person entitled to receive any benefit is under a legal disability or is incapacitated in any way so as to be unable to manage financial affairs, the Company may direct the Trustee to make payments to the person or to a legal representative, a relative or friend for the person’s benefit, or the Company may direct the Trustee to apply the payment for the benefit of the person in such manner as the Company considers advisable.  If a person entitled to receive benefits is a minor and the value of the benefit exceeds $5,000, the Company may direct the Trustee to either delay payment of the benefit until the minor has attained the age of majority or pay the benefit to a person who has been named by a court of competent jurisdiction as fiduciary for the minor. Any payment of a benefit in accordance with the provisions of this Section will discharge all liability for the benefit under the provisions of the Plan.

ARTICLE X
CLAIMS PROCEDURE

10.1           Application and Forms for Benefits.  The Company may require a participant or beneficiary, or a duly authorized representative of either, to complete and file an application for a benefit and all other forms approved by the Company, and to furnish all pertinent information requested by the Company.

10.2           Claims Procedure for Benefits not Involving Disability Determinations.  The Company will make all determinations regarding benefits based on its interpretation of the terms of the Plan.  The Company will notify the participant or beneficiary (“claimant”) in writing if any claim for benefits is denied.  The notice of the adverse benefit determination will be sent to the claimant within 90 days after receipt of the claim for benefits unless the Company determines that special circumstances require an extension of time of up to 90 days for processing the claim.  If additional time is needed, the Company will notify the claimant of the special circumstances requiring the extension of time and the date by which the determination will be made.  The notice will explain the reasons for the adverse determination in language that may be understood by the claimant and will reference the Plan provisions upon which the determination is based.  The notice will include a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why the material or information is necessary.    The notice will describe the Plan’s appeal procedures and the time limits of the appeal procedures and will include a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on the appeal.

The appeal procedure will be as follows:

(a)           If claimants are not satisfied with a decision of the Company, they must exhaust their administrative remedies under this Plan by filing a written appeal with the committee not later than 60 days after receipt of the notice of adverse benefit determination.

(b)           Claimants or their  authorized representatives will be provided upon request and free of charge, reasonable access to and copies of all documents, records and other information relating to the claim for benefits.

(c)           Claimants or their authorized representatives may submit written comments, documents, records and other information relating to their claim in writing. All materials and arguments must be filed with the appeal.  The committee will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)           The committee will render its decision on the appeal within a reasonable period of time, but not more than 60 days after receipt by the Company of the claimant’s appeal, unless the committee determines that special circumstances require an extension of time for processing.  If an extension of time for review is required because of special circumstances, the committee will give written notice to the claimant of the extension prior to the commencement of the extension that will state the circumstances requiring the extension and the date by which the determination will be made.  An extension of time for review will not entitle the claimant to a hearing before the committee as to the appeal.  All appeal materials must be submitted in writing.

(e)           The committee will advise the claimant in writing or electronically of the decision on the appeal stating the reasons for the decision in language that may be understood by the claimant with references to the Plan provisions upon which the appeal determination is based.  The notice will contain a statement that the claimant is entitled to receive upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and a statement of the claimant’s right to bring an action under ERISA Section 502(a).

10.3           Claims Procedure for Disability Benefit Determinations.  The Company will make determinations regarding disability benefits in the same manner as other claims except that it will notify the claimant within 45 days after receipt of a claim for benefits, unless the Company determines that an extension is required due to matters beyond its control.  The Company may take up to two (2) extensions of up to 30 days each by giving notice to the claimant before the expiration of the response period.  The notice of extension will explain the standards for making the disability determination and the additional information needed to make the determination.  The claimant will have 45 days in which to provide the additional information.  The 45 and 30-day periods in which the Company must make its determination are tolled from the date the Company notifies the claimant of the need for additional information until the date on which the claimant responds to the request.

The appeal procedure for determinations regarding disability benefits will generally follow the procedure for appeals in claims for benefits matters and the following rules will also apply:

(a)           The claimant must file the written appeal within 180 days after receipt of notice of the adverse disability determination.

(b)           The review on appeal will be conducted by a fiduciary of the plan who is not the individual making the initial review or a subordinate of that individual.

(c)           If the determination involves medical judgment, the committee will consult with a health care professional with appropriate training and experience in the field of medicine involved in the medical judgment.

(d)           The committee will identify the medical or vocational experts who rendered advice to the Company in connection with the initial adverse benefit determination without regard to whether the advice was relied upon.

(e)           The health care professional engaged for the appeal will not be the same individual or a subordinate of the individual consulted in connection with the initial adverse determination.

(f)           The committee will respond in the same manner as with claims not involving disability benefit determinations except that a period of 45 days will apply instead of 60 days.

10.4           Legal Actions.  No action at law or in equity may be brought to recover Plan benefits before the expiration of 60 days after the participant or beneficiary has filed a claim in accordance with the requirements of the Plan and exhausted the claims and appeal procedures described above.

ARTICLE XI
PARTICIPANT INVESTMENT OPTIONS

11.1           Investment Direction by Participants.  Participants may direct the investment of their  accounts in such separate investment funds as the Company may make available for this purpose.  Participants may designate the investment fund or funds in which their accounts are to be invested.  If an account is split between two (2) or more of the investment funds, the participant must specify the percentage of the account to be invested in each fund in accordance with the rules established by the Company.  The Trustee will not have any investment responsibility for these accounts.  If a participant fails to direct the investment of an account, the Trustee will invest the account in the fund designated by the Company as the "default" fund or funds."

11.2           Manner of Electing.  Participants and beneficiaries may make or revise their investment elections in accordance with the procedures established by the Company.  The Company will establish the investment procedures and furnish eligible persons with information about the investment elections, investment funds, and procedures for making and revising investment elections.

11.3           Investment in Stock of Firstbank Corporation.  Participants may also direct the Trustee to purchase shares of the common stock of Firstbank Corporation as an investment for their accounts.  Participants may direct the Trustee to buy or sell share of Firstbank Corporation stock with their accounts in accordance with the procedures established by the Company.  The Trustee will buy or sell shares of the common stock of Firstbank Corporation on the open market as directed by participants.

Each participant will have the right to direct the Trustee as to the manner in which the shares of Firstbank Corporation stock in the participant's accounts will be voted.  If a participant fails to direct the Trustee as to the manner in which the shares are to be voted on a particular issue, the Trustee will abstain from voting the shares on the issue.  The Company will notify the Trustee and participants whenever voting rights are to be exercised and will furnish the Trustee and participants with information furnished to other shareholders with respect to the matters on which the participants will be voting.

The Company may restrict the ability of participants who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 with respect to the investment of their accounts in the common stock of Firstbank Corporation.  These participants may direct the investment of their accounts in shares of the common stock of Firstbank Corporation only in accordance with the rules and restrictions adopted by the Company.

11.4  Separate Accountings.  All funds invested pursuant to this Article will be held by the Trustee as “segregated assets” and the income, as defined in Section 5.2(a), from each fund will be credited or charged to the accounts of participants participating in the fund in accordance with the procedures established by the Company.

ARTICLE XII
POWERS AND DUTIES OF TRUSTEE

12.1           General Powers.  The Trustee will have exclusive authority and discretion to manage and control the assets of the trust in accordance with the fiduciary responsibility requirements of ERISA and the following:

(a)           it will disburse benefit payments in accordance with written directions from the Company;

(b)           it will establish investment funds as provided in Article XI and allocate the assets of the trust among the separate funds in accordance with the directions of participants and the Company; and

(c)           the Company may direct, by written notice, the segregation of any portion of the trust into a separate investment account or accounts and appoint an investment manager to direct the investment and reinvestment of any such investment account.  Any such investment manager will be one of the following:

(1)           an investment advisor registered under the Investment Advisors Act of 1940;

(2)           a bank as defined in the Investment Advisors Act of 1940; or

(3)           an insurance company qualified to perform investment management services under the laws of more than one state.

If the investment of the trust is to be directed in whole or in part by an investment manager, the Company will deliver to the Trustee a copy of the instrument appointing the investment manager, an acknowledgment by the manager that it is a fiduciary with respect to the Plan, and if applicable a certificate evidencing the manager’s current registration under the Investment Advisors Act of 1940.  The Trustee may rely upon such instruments and certificate until otherwise notified in writing by the Company.

12.2           Investments.  The Trustee will from time to time invest and reinvest the principal and income of the trust in accordance with the connection with participants and the Company, and keep the same invested without distinction between principal and income in any and all common stocks, preferred stocks, bonds, notes, mortgages, land contracts, debentures, shares of registered investment companies, common trust fund units of the Trustee, or other securities and in any other property, tangible or intangible, as the Trustee may deem advisable.  In making such investments and reinvestments, the Trustee will not be restricted to securities or property of the character authorized for investment by trustees under any present or future laws.  The Trustee may, in its discretion, keep such portion of the trust as the Trustee may deem advisable in cash or interest bearing accounts or instruments issued by a bank, which bank may be the Trustee.

12.3           Specific Powers.  The Trustee is authorized and empowered:

(a)           to sell, exchange, convey, transfer, or grant options with respect to any property, whether real or personal, held by it.  Sale may be made by private contract or by public auction and no person dealing with the Trustee will be bound to see to the application of the purchase money or to inquire into the validity of any sale or other disposition;

(b)           to retain, manage, operate, repair, improve, mortgage, or lease for any period any real estate held by the Trustee;

(c)           to compromise, compound, and settle any debt or obligation with any third persons, to reduce the rate of interest on any such obligation, to extend or otherwise modify the terms of any such obligation, or to foreclose upon default or otherwise enforce any such obligation;

(d)           to vote in person or by proxy, any stocks, bonds, or other securities held by it; to exercise any options appurtenant to any stocks, bonds, or other securities for conversion into other stocks, bonds, or securities, or to exercise any rights to subscribe for additional stocks, bonds, or other securities and to make any and all necessary payments therefor; to join in, dissent from, or oppose the reorganization, recapitalization, consolidation, sale, or merger of corporations or properties in which it may be interested as Trustee, upon such terms and conditions as it may deem wise and to accept any securities which may be issued under any such reorganization, recapitalization, consolidation, sale, or merger and thereafter to hold the same;

(e)           to execute, acknowledge, and deliver any deeds, leases, assignments, documents of conveyance, and other instruments necessary or appropriate to carry out the powers herein granted;

(f)           to enforce any right, obligation or claim of the trust, either before or after default, and in case it will consider such action for the best interests of the trust to abstain from the enforcement of any right, obligation, or claim and to abandon any property, whether real or personal, held by it;

(g)           to cause any investments in the trust to be registered in or transferred into its name as Trustee or the name of its nominee or nominees or to retain them unregistered or in form permitting transfer by delivery, but the books and records of the Trustee will at all times show that all such investments are part of the trust;

(h)           to do all acts which it may deem necessary or proper and to exercise any and all powers of the Trustee hereunder upon such terms and conditions as it may deem for the best interests of the trust;

(i)           to employ agents and investment advisors which may be subsidiaries or affiliates of the Trustee, to employ legal counsel whenever necessary to protect the interest of the trust or the participants, and to pay the reasonable fees and expenses of the agents, advisors, and counsel.  The agents or counsel may be counsel for the Company as well as the Trustee;

(j)           to transfer, at any time and from time to time, all or any portion of the assets of the trust to any other trust that is qualified under Code Section 401(a) and exempt under Code Section 501(a), and is maintained as a medium for the pooling of funds of qualified employee benefit trusts, and to execute such documents and other instruments as may be necessary in connection with such transfers.  The terms and provisions of any such trust will be incorporated by reference in this agreement to the extent of the assets transferred to such trust.  The Company recognizes that certain of the Trustee’s collective investment funds may engage in securities lending transactions and authorizes the Trustee to pay for securities lending transactions in accordance with the fee arrangements discussed in the financial statements for the collective investment funds; and

(k)           to invest, at any time and from time to time, all or any portion of the assets of the trust in registered investment companies (“mutual funds”) governed by the Investment Company Act of 1940 and to receive fees paid by the mutual funds provided that the Trustee:

(i)           discloses to the Company the fee arrangement between the Trustee and any mutual funds in which the Plan’s assets will be invested;

(ii)          includes in the fee statement for the trust the amount of fees received by the Trustee on the Plan’s assets invested in the mutual funds;

(iii)         reduces the fees charged to the trust by the amount received from the mutual funds in which the Plan’s assets are invested; and

(iv)         credits the trust with amounts received from the mutual funds in which the Plan’s assets are invested that are in excess of the Trustee’s fees charged to the trust.

12.4           Payment of Taxes.  If any taxes are assessed on or with respect to the assets of the Trust, the Trustee will notify the Company in writing of the assessment and the Trustee may assume that the assessment is lawful unless the Company advises the Trustee in writing to the contrary.  The Trustee will, at the request and expense of the Company, contest the validity of any such taxes under the direction of the Company or its counsel, or the Company may contest the validity of the taxes itself.  If any taxes are paid with respect to the assets or income of the Trust, the Trustee will pay the taxes out of the Trust and charge the same to each participant’s account in the same manner as losses are allocated.

12.5           Litigation.  The Trustee will not be required to institute any legal action or to become a party to any legal action unless the Company agrees to indemnify the Trustee to its satisfaction with respect to the legal action.  If the Trustee engages in any legal action in the course of performing its fiduciary obligations, the expenses incurred by the Trustee in connection with the legal action including reasonable attorneys fees and expenses will constitute a charge against the assets of the Trust unless and to the extent paid by the Company.  If any dispute arises regarding payments to be made by the Trustee or acts to be performed by the Trustee, the Trustee may defer the payment or performance of the act until the dispute has been resolved by a court of competent jurisdiction, or until the Trustee has been indemnified to its satisfaction.

12.6           Instructions by the Company.  The Trustee will follow all instructions properly given to it by the Company pursuant to this Plan.

12.7           Accounts and Records.  The Trustee will keep accurate and detailed accounts of all investments, receipts, and disbursements and other transactions hereunder, including such specific records as will be agreed upon in writing between the Company and the Trustee.  All accounts, books, and records will be open to inspection and audit by any persons designated by the committee or the Company at all reasonable times.  Within 60 days after the contribution is received by the Trustee for a plan year, and within 120 days after the removal or resignation of the Trustee, the Trustee will file with the Company a written account setting forth all investments, receipts, and disbursements, and other transactions effected by it since the last such accounting, and showing all cash, securities and other property held at the end of such period.  Upon the expiration of six (6) months from the date of filing of such annual or other account, the Trustee will be released from any liability or accountability to anyone as respects the propriety of its acts or transactions shown in such account, except with respect to any such acts or transactions as to which the Company or any other interested party may have objected in writing within the six (6) months.  If objection is filed with the Trustee and the matters in controversy cannot be adjusted by agreement, the Trustee will file such account in any court of competent jurisdiction for audit and approval.

12.8           Relationship with Investment Manager.  If an investment manager is appointed, the investment manager will be responsible for holding, investing, and reinvesting the portion of the trust assigned to it in the same manner and subject to the same restrictions as are applicable to the Trustee under this Plan and Trust Agreement.  The relationship between the Trustee and investment manager will be as follows:

(a)           The Trustee will follow the directions of the investment manager regarding the investment and reinvestment of the investment account.  The Trustee will not be required to review any investment to be acquired, held, or sold pursuant to such directions.  The Trustee will not be required to make any recommendations with respect to the disposition or retention of any such investment.  The Trustee will not be liable for acting in accordance with the directions of the investment manager.

(b)           The investment manager may issue orders for the purchase or sale of securities directly to a broker.  In order to facilitate such transactions, the Trustee will execute and deliver appropriate trading authorizations.  The investment manager will give written notice of the issuance of such orders to the Trustee and the broker will give written confirmation of the execution of each such order to the Trustee.  Notice of the issuance of an order to a broker will be authority for the Trustee to pay for securities purchased against receipt and to deliver securities sold against payment.

(c)           If an investment manager should resign or be removed by the Company, the Trustee, upon receiving notice from the Company that it is to resume responsibility for management of the trust, will manage the assets of the investment account unless and until it is notified of the appointment of another manager.

(d)           The accounts, books and records of the Trustee will reflect the segregation of any portion or portions of the trust in a separate investment account or accounts.

12.9           Investments in Employer Securities.  In addition to the other investments permitted under the Plan, the Trustee will, at the direction of participants or the Company, invest assets of this trust in such securities of the Company as would be deemed “qualifying employer securities and real estate” under ERISA.  If the Trustee is directed to purchase qualifying employer securities, the Trustee will hold, manage, and dispose of the employer securities at the direction of the participants or the Company.

The Trustee will vote any employer securities it may hold in accordance with the directions of the participants or the Company.   If the Trustee does not receive written directions from the participants or the Company in time to enable it to vote the employer securities on any issue, the Trustee will abstain from voting on the issue.

The Plan has been entitled the Firstbank Corporation Amended and Restated 401(k) and Employee Stock Ownership Plan, and the Firstbank Corporation Amended and Restated 401(k) Plan.  The Plan will now be entitled the Firstbank Corporation 401(k) Plan.

ARTICLE XIII
COMPENSATION AND REMOVAL OF TRUSTEE

13.1           Compensation. The Trustee will be entitled to such reasonable compensation as will be fixed from time to time by agreement with the Company; provided, however, that a Trustee who is also a full time employee of the Company will not be entitled to compensation for services rendered as Trustee.  The compensation and reasonable expenses of the Trustee will be paid from the trust unless and to the extent the Company pays them.

13.2           Removal.  The Trustee may be removed by the Company at any time upon 60-days’ notice in writing to the Trustee.  The Trustee may resign at any time upon 60-days’ notice in writing to the Company.  Upon removal or resignation, the Company will appoint a new Trustee which may be a corporation authorized to act as a trustee or one or more individuals, and the Trustee will assign and transfer and pay over to the successor Trustee the moneys, securities, and other properties then constituting the trust.  The Trustee is authorized first to reserve such sum of money or to liquidate such property as it deems advisable for payment of its proper expenses in connection with the settlement of its account or otherwise, and any balance of such reserve remaining after the payment of such expenses will be paid over to the successor Trustee.  If the Trustee resigns and a successor to the Trustee has not accepted the trusteeship by the effective date specified in the notice of resignation, the Trustee may apply to any court of competent jurisdiction for appointment of a successor.

ARTICLE XIV
TERMINATION AND AMENDMENT

14.1           Amendments.  The Company may at any time amend any or all of the provisions of this Plan subject to the following limitations:

(a)           No amendment that affects the rights or responsibilities of the Trustee may be made without the consent of the Trustee;

(b)           No amendment will be effective unless the Plan, as amended, continues to operate for the exclusive benefit of employees and their beneficiaries; and

(c)           No amendment may reduce a participant’s account balance or eliminate an optional form of distribution, except as permitted under Section 1.411(d)-(4) of the regulations.

The parties may amend the Plan by executing a document that expressly provides that it is an amendment to the Plan.  The amendment may apply prospectively or retroactively as permitted by law and the effective date of the amendment must be stated in the document.  If the Company is a corporation, the president of the Company, or such other officers as may be designated by the board of directors of the Company, may execute the amendment.  If the Company is a limited liability company (“LLC”), the Manager of a manager-managed LLC or a Member of a member-managed LLC may execute the amendment.   Amendments do not need to be approved by the board of directors of the Company.

14.2           Termination.  The Plan may be discontinued at any time by the Company, but only upon condition that it will be impossible for any part of the trust to be used for purposes other than the exclusive benefit of participants.  Upon complete or partial termination of the Plan, including complete discontinuance of contributions, the trust will be continued to be administered as provided in this Plan except that the rights of each participant affected by the termination will thereupon become fully vested.  In the event of a complete discontinuance of contributions to the Plan, the Company will maintain the Plan and trust as “qualified” under Code Sections 401(a) and 501(a) until such time as the Company terminates the Plan.  Upon termination, the assets of the trust will be distributed to Plan participants within one (1) year unless there are outstanding issues with the Internal Revenue Service concerning the Plan’s qualification and in that case the assets will be distributed as soon as administratively possible after the issuance of a favorable determination letter by the Internal Revenue Service.

14.3           Merger or Consolidation of Plan with Another Qualified Plan.  The Plan will not be merged or consolidated with and the assets or liabilities of the Plan will not be transferred to any other qualified plan unless each participant would receive from the successor plan if it was terminated immediately after the merger, consolidation, or transfer a benefit that is equal to or greater than the benefit the participant would have received if the Plan had been terminated immediately before such event.

14.4           Exclusive Benefit.  No part of the trust may be diverted to or used by the Company for any purpose other than the exclusive benefit of the participants and the payment of expenses of administering the Plan and trust.

ARTICLE XV
NONALIENATION OF BENEFITS AND
DOMESTIC RELATIONS ORDERS

15.1           Nonalienation of Benefits.  No interest, right, or claim in or to any part of the trust or any benefit payable from the trust will be assignable, transferable, or subject to sale, assignment, garnishment, attachment, execution, or levy of any kind and the Trustee will not recognize any attempt to so transfer, assign, sell, pledge, or levy upon the same except to the extent required by law.  This provision will not apply to any “qualified domestic relations order,” as defined in Section 414(p) of the Code, or any domestic relations order entered before 1985, and participant loans from the trust.

15.2           Procedure for Domestic Relations Orders.  Whenever the Company is served with a domestic relations order from a court of competent jurisdiction, the Company will follow the following procedure in determining whether the order constitutes a “qualified domestic relations order” that would be exempt from the general spendthrift protection of this Article:

(a)           The Company will notify the participant and the “alternate payees” named in the order that the order was served on the Company and that objections concerning the order must be submitted in writing within 15 days;

(b)           The Company will determine whether the order is a “qualified domestic relations order” as defined in Code Section 414(p) and notify the participant and each alternate payee of its determination.  If the Company determines that the order is a qualified domestic relations order, the Company will direct the Trustee to make payment in accordance with the order;

(c)           During the period in which the Company is determining the status of the order, payment of any benefits in dispute will be deferred and the amount of the disputed payments will be segregated in a separate account in the Plan.  If the order is determined to be a qualified domestic relations order within 18 months after segregation of the benefits in dispute, the Company will direct the Trustee to pay the segregated amount, plus income, to the persons entitled to receive them in accordance with the order;

(d)           If the Company determines that the order is not a qualified domestic relations order, or if the 18 month period described in (c) has expired and the qualification issue has not been resolved, the Company will direct the Trustee to pay the segregated funds to the person or persons who would have received them if the order had not been served on the Company.  If the Company determines that the order is a qualified domestic relations order after expiration of the 18 month period, the order will be applied prospectively only; and

(e)           The Company will notify the participant and the alternate payee of its decision concerning the qualified status of the order.   If the participant has filed an objection with respect to the order and the company determines that the order is qualified nonetheless, the decision will be treated as an adverse benefit determination and the participant may appeal the decision in accordance with the claims procedures in Article X.   Payments pursuant to the order will be made as soon as practicable after the status of the order has been determined and the participant has exhausted the appeal under the Plan, or as soon as the amounts become payable pursuant to the provisions of Article VI of the Plan.

15.3   Costs of Processing Domestic Relations Orders. The Company will charge a participant’s accounts with the costs that are reasonably incurred by the Company in administering any domestic relations orders that are filed with respect to the participant’s accounts.  These costs will include legal fees and other expenses of reviewing and qualifying the orders.

ARTICLE XVI
MISCELLANEOUS

16.1           Status of Participants.  No participant will have any right or claim to any benefits under the Plan except in accordance with the provisions of the Plan.  The adoption of the Plan will not be construed as creating any contract of employment between the Company and any participant or to otherwise confer upon any participant or other person any legal right to continuation of employment, nor as limiting or qualifying the right of the Company to discharge any participant without regard to any effect the discharge might have upon the participant’s rights under the Plan.

16.2           No Interest in Company Affairs.  Nothing contained in this Plan or this document will be construed as giving any participant, employee or beneficiary an equity or other interest in the assets, business, or affairs of the Company or the right to examine any of the books and records of the Company.

16.3           Litigation.  In any application to or proceeding or action in the courts, only the Company and the Trustee will be necessary parties and no participant or other person having an interest in the trust will be entitled to any notice or service of process.  The Trustee may place a participant’s funds in the hands of the court for its determination and this payment will absolve the Trustee from any claim.  Any judgment entered in such a proceeding or action will be conclusive upon all persons claiming under this trust.

If any participant or beneficiary institutes any litigation in connection with this Plan, the result of which is adverse to the participant or beneficiary, the Trustee will deduct from the benefits payable to the participant or beneficiary any expense including reasonable attorney fees occasioned by the litigation.  If any dispute arises as to the person or persons to whom payment or delivery of any funds or property is to be made by the Trustee, the Trustee may retain such funds or property until final adjudication has been made by a court of competent jurisdiction.

16.4           Governing Law.  This Plan will be interpreted and enforced in accordance with ERISA and the Code, and the laws of the State of Michigan to the extent that state law may be applicable.

16.5           Severability of Provisions.  If any provisions of the Plan will be declared void and unenforceable, the other provisions will be severable and will not be affected thereby, and to the extent that the trust or Plan will ever be in conflict with, or silent with respect to, the requirements of any other law or regulation, the provisions of the law or regulation will govern.  In the administration of the trust, the Trustee may avail itself of any permissive provisions of any applicable law or regulation which are not contrary to the provisions of this Plan.

16.6           Plan Qualification.  The Company will be responsible for taking such action as may be necessary to secure a determination letter from the Internal Revenue Service to the effect that the Plan and Trust are qualified under the Code.  The Company will have the sole responsibility for preserving the tax qualified status of the Plan and Trust and the duty to provide professional representation for the Plan and Trust in administrative contests or litigation that may affect the tax qualified status of the Plan and Trust.